Exhibit 11.1

Crowe LLP Independent Member Crowe Global

Board of Directors and Management of Forge Group, Inc.

Chevy Chase, Maryland

We consent to the use in this Annual Report on Form 1-K of Forge Group, Inc. of our report dated April 28, 2023, relating to our audit of the consolidated financial statements of Forge Group, Inc. as of December 31, 2022 and for the year ended December 31, 2022.

Crowe LLP

Fort Lauderdale, Florida

April 28, 2023